As filed with the Securities and Exchange Commission on January 17, 2008

Registration No. 333-141371

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 ON

FORM S-8/A

REGISTRATION STATEMENT

Under The Securities Act of 1933

MTC TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	02-0593816
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4032 Linden Avenue, Dayton, Ohio 45432

(Address of Principal Executive Offices)

MTC TECHNOLOGIES, INC. 2007 AMENDED AND

RESTATED DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

Bruce A. Teeters

Senior Vice President – General Counsel

MTC Technologies, Inc.

4032 Linden Avenue

Dayton, OH 45432

Telephone: (937) 252-9199

(Name , Address and Telephone Number of Agent For Service)

EXPLANATORY STATEMENT

MTC Technologies, Inc., a Delaware corporation (the “Registrant”) originally filed Registration Statement No. 333-141371 on Form S-8 (the “Original Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on March 16, 2007 with respect to the MTC Technologies, Inc. 2007 Deferred Compensation Plan (the “Original Plan”). MTC Technologies, Inc. (as used in the title of the Original Plan) is an Ohio corporation and a subsidiary of the Registrant. The Original Plan has been amended and restated, effective January 1, 2008, as the MTC Technologies, Inc. 2007 Amended and Restated Deferred Compensation Plan (the “Plan”). The purpose of this Post-Effective Amendment No. 1 to the Registration Statement (this “Post-Effective Amendment No. 1”) is to amend and restate in their entirety Item 3, Item 4, Item 5, Item 8 and the Exhibit Index of the Original Registration Statement (the Original Registration Statement, as amended by this Post-Effective Amendment No. 1, the “Registration Statement”).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in the Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 13, 2007;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007;

(d)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007; and

(e)	the Registrant’s Current Reports on Form 8-K filed January 5, 2007; March 30, 2007; April 23, 2007; July 6, 2007; July 18, 2007; July 26, 2007; September 28, 2007; December 28, 2007 and January 10, 2008.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in the Registration Statement by reference and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in the Registration Statement shall be deemed to be modified or superseded for the purposes of the Registration Statement to the extent a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in the Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.	Description of Securities.

The Plan provides a select group of management or highly compensated employees (“Eligible Employees”) of the Registrant and certain affiliates with the opportunity to defer the receipt of certain pre-tax cash compensation. The obligations of the Registrant under the Plan (the “Deferred Compensation Obligations”) will be general unsecured obligations of the Registrant to pay deferred compensation in the future to participating Eligible Employees (“Participants”) in accordance with the terms of the Plan from the general assets of the Registrant and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The Deferred Compensation Obligations include compensation deferred by Participants, contributions made to Participants’ Plan accounts by the Registrant and investment earnings (or losses) thereon. Such obligations will be denominated and payable in United States dollars.

Subject to certain limits set forth in the Plan, each Participant may elect to defer a fixed dollar amount or a percentage up to 100% of his or her salary payable with respect to a particular calendar year and/or up to 100% of his or her bonus, if any, with respect to a particular fiscal year of the Registrant; provided, that the maximum amount that may deferred by any one Participant with respect to a fiscal year is $75,000. The Registrant may make a discretionary contribution in any amount on behalf of one or more Participants.

Under the Original Plan, Participants’ deferrals and Registrant contributions benefited from a guaranteed investment return based on a publicly available bond interest rate index, which for the 2007 calendar year was 6.5%. Under the Plan, there will be no guaranteed investment return. Participants will be able to invest their deferrals and Registrant contributions among a selection of mutual fund investments substantially similar to those made available under the Registrant’s Master Savings Plan, which is known as the Registrant’s 401(k) plan. The Registrant has also entered into a rabbi trust arrangement regarding the Plan.

The Registrant maintains bookkeeping accounts to which Participants’ deferrals and Registrant contributions are credited. A Participant is 100% vested in his or her compensation deferrals at all times. While the Participant is employed by the Registrant or its affiliates, he or she becomes vested in any amounts contributed by the Registrant after three and one-half years of service with the Company. The Participant becomes fully vested in all amounts contributed by the Registrant due to the Participant’s death or disability or a change of control of the Registrant.

Deferred compensation and vested Registrant contributions (adjusted for deemed investment returns) are generally distributed upon termination of employment. Participants may also request an early distribution of deferred compensation in the event of an unforeseeable emergency.

Participants may elect that their Plan benefits be distributed in a lump sum or in annual installments for periods up to fifteen years.

No amount payable or deliverable under the Plan will be subject to anticipation, assignment, transfer, sale, mortgage, pledge or hypothecation. The Plan administrator will not recognize any attempt by a third party to attach, garnish or levy upon any benefit under the Plan except as may be required by law. There is no trading market for the Deferred Compensation Obligations.

The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Registrant or through operation of a mandatory or optional sinking fund or analogous provision. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries and bonuses. The duration of the Plan is indefinite.

The Deferred Compensation Obligations are not convertible into another security of the Registrant. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Registrant.

The foregoing description of the Deferred Compensation Obligations is qualified in its entirety by reference to both the full text of the Plan, a copy of which is incorporated by reference as Exhibit 4.1 to this Post-Effective Amendment No. 1, and by reference to the full text of The Executive Nonqualified “Excess” Plan Adoption Agreement, a copy of which is incorporated by reference as Exhibit 4.2 to this Post-Effective Amendment No. 1. The foregoing description of the rabbi trust arrangement is qualified in its entirety by reference to the full text of the Trust Agreement, by and between MTC Technologies, Inc. and Delaware Charter Guarantee & Trust Company, conducting business as Principal Trust Company, a copy of which is incorporated by reference as Exhibit 4.3 to this Post-Effective Amendment No. 1.

Item 5.	Interests of Named Experts and Counsel.

The legality of the Deferred Compensation Obligations being offered by the Registration Statement has been passed upon for the Registrant by Mr. Bruce A. Teeters. Mr. Teeters is the Senior Vice President – General Counsel of the Registrant. As of January 1, 2008, Mr. Teeters held 250 shares of the Registrant’s common stock and had been granted options to purchase another 3,000 shares of the Registrant’s common stock.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dayton, State of Ohio, on January 17, 2008.

MTC Technologies, Inc.

By:	/s/ Bruce A. Teeters
Bruce A. Teeters
Senior Vice President – General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.

Date: January 17, 2008	*
Rajesh K. Soin
Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

Date: January 17, 2008	*
Michael I. Gearhardt
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: January 17, 2008	/s/ Stephen T. Catanzarita
Stephen T. Catanzarita
Vice President – Controller (Principal Accounting Officer)

Date: January 17, 2008	*
Don R. Graber
Director

Date: January 17, 2008	*
Lester L. Lyles
Director

Date: January 17, 2008	*
William E. MacDonald
Director

Date: January 17, 2008	*
Kenneth A. Minihan
Director

Date: January 17, 2008	*
Lawrence A. Skantze
Director

*	This Post Effective Amendment No. 1 has been signed on behalf of the above officers and directors by Bruce A. Teeters, as attorney-in-fact, pursuant to a power of attorney previously filed with the Commission.

Date: January 17, 2008	/s/ Bruce A. Teeters
Bruce A. Teeters
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	MTC Technologies, Inc. 2007 Amended and Restated Deferred Compensation Plan, an executive nonqualified excess plan

4.2	The Executive Nonqualified “Excess” Plan Adoption Agreement, dated as of November 15, 2007, by MTC Technologies, Inc. and adopted by MTC Technologies Services, Inc. and Manufacturing Technology, Inc.

4.3	Trust Agreement, dated as of November 15, 2007, by and between MTC Technologies, Inc. and Delaware Charter Guarantee & Trust Company, conducting business as Principal Trust Company

5.1	Opinion of Bruce A. Teeters, General Counsel of the Registrant

23.1	Consent of Ernst & Young LLP

23.2	Consent of Bruce A. Teeters, General Counsel of the Registrant (included in Exhibit 5.1)

24 *	Power of Attorney

*	Previously filed with the Original Registration Statement